Putnam Global Telecommunications Fund
2/29/16 Semi Annual report

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	(000s omitted)

Class A	        201
Class B		 10
Class C		 37
Class M		  1

72DD2	(000s omitted)

Class R		 39
Class Y		102

73A1

Class A	      0.178
Class B	      0.108
Class C	      0.110
Class M	      0.120

73A2

Class R	      0.182
Class Y	      0.212

74U1	(000s omitted)

Class A	      1,228
Class B		150
Class C		373
Class M	   	  5

74U2	(000s omitted)

Class R		214
Class Y		468

74V1

Class A	      13.79
Class B	      13.41
Class C	      13.36
Class M       13.64

74V2

Class R	      13.65
Class Y	      13.85

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.